Exhibit 4

Execution Version

SHARE RETURN AGREEMENT

THIS SHARE RETURN AGREEMENT (this “Agreement”) is made as of December 27, 2019, by and between Roivant Sciences Ltd. (“Roivant”), Sumitovant Biopharma Ltd. (“Sumitovant Biopharma”) and Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo”). Roivant, Sumitovant Biopharma and Sumitomo shall each also be referred to as a “Party” and together as the “Parties”.

WHEREAS, the Parties have entered into a Transaction Agreement dated as of October 31, 2019 (the “Transaction Agreement”), pursuant to which Roivant will contribute all of the Equity Interests (as defined in the Transaction Agreement) of Myovant Sciences Ltd. (the “Company”) that are beneficially owned by Roivant to Sumitovant Biopharma, a wholly owned subsidiary of Roivant and Sumitomo will acquire all of the outstanding Equity Interests of Sumitovant Biopharma;

WHEREAS, the closing of the transactions contemplated by the Transaction Agreement (the “Closing”) is conditioned on, among other things, the effectiveness of certain governance provisions of the Company and, at the Closing, Sumitomo (through its ownership interest in Sumitovant Biopharma) owning greater than 50% of the issued and outstanding common shares of the Company;

WHEREAS, at the time of the execution of the Transaction Agreement, Roivant held 40,765,599 common shares of the Company, representing approximately 45.5% of the then outstanding common shares of the Company and, prior to the date hereof, has acquired an additional 4,243,005 common shares of the Company (the “Myovant Top-Up Shares;” provided that any such shares will only be considered Myovant Top-Up Shares for so long as they are held directly or indirectly by Sumitomo), all of which are being conveyed to Sumitomo (through its ownership interest in Sumitovant Biopharma) in order to satisfy the closing conditions described above; and

WHEREAS, the Transaction Agreement contemplates the Parties entering into an agreement pursuant to which Sumitomo shall return the Myovant Top-Up Shares to Roivant, in accordance with the terms of this Agreement, only at such time in the future as Sumitomo directly or indirectly holds greater than 55.0% of the then issued and outstanding common shares of the Company (the “Requisite Threshold”), but only for a number of Myovant Top-Up Shares that would permit Sumitomo to continue to directly or indirectly hold the Requisite Threshold.

NOW, THEREFORE, IT IS AGREED between the Parties as follows:

1. Share Return. In consideration for the conveyance to Sumitomo (through its ownership interest in Sumitovant Biopharma) of the Myovant Top-Up Shares and the Closing of the transactions contemplated by the Transaction Agreement, Sumitomo agrees that if, as of March 1 of each calendar year during the term of this Agreement, Sumitomo directly or indirectly holds common shares of the Company in excess of the Requisite Threshold, then, on or prior to March 15 of such calendar year, Sumitomo shall return, or cause to be returned to Roivant (or a wholly-owned subsidiary of Roivant as Roivant shall designate) for no consideration that number of Myovant Top-Up Shares such that Sumitomo directly or indirectly continues to hold common shares of the Company in excess of the Requisite Threshold; provided, however, that the failure of Sumitomo to return any such Myovant Top-Up Shares will not constitute a breach of this Agreement unless and until Roivant has provided Sumitomo with written notice of such failure and Sumitomo has failed to return any such Myovant Top-Up Shares within ten business days of receipt of such written notification from Roivant. In no event shall Sumitomo be obligated to return to Roivant greater than 4,243,005 common shares of the Company, subject to any stock splits, reorganizations and the like and subject to the provisions of Section 2 of this Agreement.

1.

2.	Distributions.

(a) Roivant shall be entitled to receive an amount equal to all Distributions (as defined below) made on or in respect of the Myovant Top-Up Shares that are not otherwise received by Roivant pursuant to Section 1 of this Agreement, to the extent Roivant would be entitled to receive such Distributions if it held the Myovant Top-Up Shares. “Distribution” shall mean, with respect to any Myovant Top-Up Share at any time, any distribution made on or in respect of such Myovant Top-Up Share of: (i) cash, (ii) assets of the Company, (iii) interest payments, and (iv) any cash or other consideration paid or provided by the Company to Sumitomo or its affiliates in exchange for any vote, consent or the taking of any similar action in respect of such Myovant Top-Up Share (regardless of whether the record date for such vote, consent or other action falls during the term of this Agreement). In the event that either of Sumitomo or Sumitovant Biopharma is entitled to elect the type of distribution to be received from two or more alternatives, Sumitomo or Sumitovant Biopharma, as applicable, shall use reasonable efforts to timely communicate such election to Roivant in order to enable such election to be made in accordance with Roivant’s instructions. In addition to the foregoing, if the Company pays or issues any (i) stock dividends, or (ii) securities as a result of a stock split or other similar action, in each case in respect to such Myovant Top-Up Share, the securities received in respect of such Myovant Top-Up Shares shall become Myovant Top-Up Shares,

(b) Any cash Distributions made on or in respect of the Myovant Top-Up Shares shall be paid by the transfer of cash to Roivant by or on behalf Sumitomo, within two business days after the date any such Distribution is paid. Non-cash Distributions shall be added to the Myovant Top-Up Shares on the date of distribution and shall be considered such for all purposes and be subject to provisions of Section 1 of this Agreement.

(c) If either of Sumitomo or Sumitovant Biopharma is required to make a payment (a “Borrower Payment”) with respect to cash Distributions on any Myovant Top-Up Shares (“Securities Distributions”), and Sumitomo or Sumitovant Biopharma, as applicable, is required by law to collect any withholding or other tax, duty, fee, levy or charge required to be deducted or withheld from such Borrower Payment (“Tax”), then Sumitomo or Sumitovant Biopharma, as applicable, shall (subject to subsection (d) below) pay such additional amounts as may be necessary in order that the net amount of the Borrower Payment received by Roivant, after payment of such Tax equals the net amount of the Securities Distribution that would have been received if such Securities Distribution had been paid directly to Roivant.

(d) No additional amounts shall be payable to Roivant under subsection (a) or (c) above to the extent that the additional amount reflects a Tax that would have been imposed on a Securities Distribution paid directly to Roivant. No additional amounts shall be payable to Roivant under subsection (a) or (c) above to the extent that Roivant is entitled to an exemption from, or reduction in the rate of, Tax on a Borrower Payment subject to the provision of a certificate or other documentation, but has failed timely to provide such certificate or other documentation.

2.

(e) Each Party shall be deemed to represent that, as of the date of this Agreement, no Tax would be imposed on any cash Distribution paid to it with respect to the Myovant Top-Up Shares subject to this Agreement, unless such Party has given notice to the contrary to the other party hereto (which notice shall specify the rate at which such Tax would be imposed). Each Party agrees to notify the other of any change that occurs during the term of this Agreement in the rate of any Tax that would be imposed on any such cash Distributions payable to it.

3.	Rights and Obligations in Respect of Myovant Top-Up Shares.

(a) Except as set forth in Section 2 of this Agreement, until any Myovant Top-Up Shares are returned, or caused to be returned, to Roivant by Sumitomo, Sumitomo shall directly or indirectly have all of the incidents of ownership of the Myovant Top-Up Shares, including the right to vote such shares in connection with any meeting of the Company’s shareholders or the taking of action by written consent of the Company’s shareholders, but shall not have the right to sell, exchange, transfer, pledge, hypothecate, assign or otherwise dispose of the Myovant Top-Up Shares to an unaffiliated third party, and each of Sumitomo and Sumitovant Biopharma acknowledge that the Myovant Top-Up Shares shall bear a legend in the form of Annex A hereto.

(b) Promptly, and in no event more than five (5) business days, after the first date following the date of this Agreement on which Sumitomo directly or indirectly holds less than 35.0% of the then issued and outstanding common shares of the Company, Sumitomo shall return, or cause to be returned, to Roivant any and all Myovant Top-Up Shares directly or indirectly held by Sumitomo as of such date.

(c) Roivant hereby waives the right to vote, or to provide any consent or to take any similar action with respect to, any Myovant Top-Up Shares in the event that the record date or deadline for such vote, consent or other action falls on a date prior to the date on which such Myovant Top-Up Shares are required to be returned to Roivant pursuant to the terms of this Agreement.

4.	Representations.

(a) Each Party represents to the other Party that it has the full power and authority, and is duly authorized, to enter into, and perform its obligations under, this Agreement. Upon its execution and delivery, this Agreement will be a binding and valid obligation of each Party, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(b) Each of Sumitomo and Sumitovant Biopharma represent to Roivant that, it will not take any action that would, upon return of the Myovant Top-Up Shares to Roivant pursuant to this Agreement, prevent Roivant from acquiring good, marketable and unencumbered title to such Myovant Top-Up Shares hereunder, free and clear of all liens, restrictions, charges and encumbrances.

(c) Roivant represents and warrants to each of Sumitomo and Sumitovant Biopharma that Roivant is the record and beneficial owner of the Myovant Top-Up Shares and has, and immediately prior to Closing, will have, good, valid and marketable title, right and interest to the Myovant Top-Up Shares to be conveyed to Sumitomo (through its ownership interest in Sumitovant Biopharma), free and clear of all liens, restrictions, charges and encumbrances.

3.

(d) Roivant represents and warrants to each of Sumitomo and Sumitovant Biopharma that the execution, delivery and performance of this Agreement by Roivant and the consummation of the transactions contemplated hereunder do not and will not (i) conflict with, result in or constitute any violation of or default under (with or without notice, lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or require consent, approval or waiver from any person, in each case in accordance with, any provision of the organizational documents of Roivant or any of its subsidiaries, (ii) conflict with, result in or constitute a violation of or default under (with or without notice, lapse of time or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or require consent, approval or waiver from any person in accordance with any contract, permit or law or regulation applicable to Roivant, any of its subsidiaries or any of their respective properties or assets, (iii) require the giving of notice to any person in accordance with any contract, permit or law or regulation applicable to Roivant, any of its subsidiaries or any of their respective properties or assets, or (iv) otherwise have an adverse effect upon the ability of Roivant to consummate the transactions contemplated by this Agreement.

(e) Roivant represents and warrants to each of Sumitomo and Sumitovant Biopharma that neither the execution and delivery of this Agreement by Roivant, nor the performance and consummation of the transactions contemplated hereby, require any registration or filing with or declaration or notification to, any governmental authority by or with respect to Roivant in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

Except for the representations and warranties contained in this Section 4, neither Party makes any other representations or warranties in connection with the transactions contemplated by this Agreement.

5.	Covenants of the Parties.

(a) Consents and Filings. The Parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including obtaining from governmental authorities and other persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement.

(b) Additional Documents and Further Assurances. Each Party shall, after the Closing, cooperate fully with the other parties and execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested for the consummation of the transactions contemplated by this Agreement.

(c) Indemnification.

(i) To the extent permitted by law, each Party (the “Indemnifying Party”) will indemnify and hold harmless the other Party (and the officers, directors, partners, members and agents of the other Party) (collectively, the “Indemnified Parties”) against any losses, claims, damages or liabilities to which they may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any breach of the representations and warranties made by the Indemnifying Party in this Agreement or (ii) any non-fulfillment of any covenant, agreement or undertaking of the Indemnifying Party in this Agreement.

4.

(ii) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY HEREUNDER BE LIABLE FOR LOSS OF PROFIT, GOODWILL OR INCIDENTAL DAMAGES ARISING OUT OF THIS AGREEMENT.

6.	Miscellaneous.

(a) Termination. This Agreement shall terminate on the date on which all of the Myovant Top-Up Shares have been returned, or caused to be returned, to Roivant by Sumitomo pursuant to the terms of this Agreement; provided that termination of this Agreement shall not relieve any Party for liability for any breach of this Agreement prior to such termination.

(b) Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement will be in writing, in English, and shall be deemed to have been duly given: (i) on the date of delivery, if delivered in person (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving Party or on the next Business Day (as defined in the Transaction Agreement), if delivered after 5:00 p.m. in the time zone of the receiving Party, (ii) on the third Business Day following the date of dispatch, if delivered by an internationally recognized courier service (upon proof of delivery) or (ii) upon receipt if delivered by certified or registered mail, return receipt requested; and in each case with a copy sent by email. In each case, notice will be addressed to a Party as specified in this Section 6(b):

If to Sumitomo or Sumitovant Biopharma, addressed to:

Sumitomo Dainippon Pharma Co., Ltd.

6-8, Doshomachi 2-Chome, Chuo-ku

Osaka 541-0045 Japan

Attn.: Shigeyuki Nishinaka, Executive Officer,

Global Business Development

Email: shigeyuki-nishinaka@ds-pharma.co.jp

with a copy to (which will not constitute notice or service):

Jones Day

3161 Michelson Drive

Irvine, CA 92612-4412

Attn.: Jonn R. Beeson, Esq.

E-mail: jbeeson@jonesday.com

If to Roivant, addressed to:

Roivant Sciences Ltd.

c/o Roivant Sciences, Inc.

320 West 37th Street, 5th Floor

New York, NY 10018

Attn.: Erik Zwicker, Head of Legal, Roivant Sciences, Inc.

E-mail: erik.zwicker@roivant.com

5.

with a copy to (which will not constitute notice or service):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn.: Damien R. Zoubek, Esq. and O. Keith Hallam, III, Esq.

Email: dzoubek@cravath.com and khallam@cravath.com

(c) Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of and shall be binding upon Roivant, Sumitovant Biopharma, Sumitomo, and their respective successors and assigns.

(d) Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York.

(e) No Presumption Against Drafting Party. Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(f) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each Party.

(g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(h) Counterparts. This Agreement may be executed in two or more counterparts (including without limitation by facsimile, electronic signature, and/or portable document format (.PDF)), each of which shall be deemed an original and all of which together shall constitute one instrument.

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6.

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this SHARE RETURN AGREEMENT as of the date first written above.

ROIVANT:		SUMITOMO:

ROIVANT SCIENCES LTD.		SUMITOMO DAINIPPON PHARMA CO., LTD.

By:	/s/ Marianne Romeo	By:	/s/ Hiroshi Nomura

Name:	Marianne Romeo	Name:	Hiroshi Nomura

Title:	Head, Global Transactions & Risk Management	Title:	Representative Director, President and CEO

Address:	Clarendon House	Address:	6-8, Doshomachi 2-chome, Chuo-ku,
2 Church Street, Hamilton HM 11		Osaka, Osaka 541-0045, Japan
Bermuda

SUMITOVANT BIOPHARMA: SUMITOVANT BIOPHARMA LTD.

By:	/s/ Marianne Romeo

Name:	Marianne Romeo

Title:	Head, Global Transactions & Risk Management

Address:	Clarendon House
2 Church Street, Hamilton HM 11
Bermuda

[Signature Page to Share Return Agreement]

Execution Version

Annex A

THE SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF A SHARE RETURN AGREEMENT, DATED AS OF DECEMBER 27, 2019, COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH SHAREHOLDERS AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.

[Signature Page to Share Return Agreement]